EXHIBIT 99.2














                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                       Financial Statements and Schedules

                           November 30, 1999 and 1998

                   (With Independent Auditors' Report Thereon)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.


                                Table of Contents

                                                                           Page

Independent Auditors' Reports
     KPMG LLP                                                                1
     Deloitte & Touche LLP                                                   2

Balance Sheet and Statement of Net Liabilities in Liquidation                3

Statements of Operations and Loss in Liquidation                             4

Statements of Partners' Deficit and Net Liabilities in Liquidation           5

Statements of Cash Flows                                                     6

Notes to Financial Statements                                                7

Schedules

1    Reconciliation of Partners' Deficit                                    16

2    Real Estate and Accumulated Depreciation                               17

                          Independent Auditors' Report



To the Partners of
Maxus Real Property Investors-Four, L.P.:


We have audited the accompanying balance sheet of Maxus Real Property Investors-Four, L.P. (formerly known as Nooney Real Property Investors-Four, L.P.) (the Partnership) as of November 30, 1999, and the related statements of operations, partners' deficit, and cash flows for the year then ended. Our audit also included the 1999 information included in the financial statement schedules listed in the accompanying table of contents. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these 1999 financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partner, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 1, the Partnership discontinued the plan of liquidation previously approved by the partners of the Partnership. As a result, the Partnership's 1999 financial statements are no longer on the liquidation basis of accounting.

In our opinion, the 1999 financial statements referred to above present fairly, in all material respects, the financial position of Maxus Real Property Investors-Four, L.P. as of November 30, 1999 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the 1999 financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ KPMG LLP

February 11, 2000

INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Four, L.P.:

We have audited the accompanying statement of net liabilities in liquidation of Nooney Real Property Investors-Four, L.P. (a limited partnership) as of November 30, 1998, and the related statements of loss in liquidation, changes in net liabilities in liquidation and cash flows in liquidation for the year then ended. In addition, we have audited the accompanying statements of operations (going-concern basis), partners' deficit (going-concern basis) and cash flows (going-concern basis) of Nooney Real Property Investors-Four, L.P. for the year ended November 30, 1997. Our audits also included the financial statement schedules for 1998 and 1997 listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the partners of Nooney Real Property Investors-Four, L.P. approved a plan of liquidation on January 21, 1999. As a result, the Partnership has changed its basis of accounting from the going-concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, the net liabilities in liquidation of Nooney Real Property Investors-Four, L.P., a partnership as of November 30, 1998, and the related statements of loss in liquidation, changes in net liabilities in liquidation and cash flows in liquidation for the year then ended and the statements of operations (going-concern basis), partnership deficit (going-concern basis) and cash flows (going-concern basis) for the year ended November 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, such 1998 and 1997 financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP



St. Louis, Missouri
January 22, 1999

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                   Balance Sheets as of November 30, 1999 and
      Statements of Net Liabilities in Liquidation as of November 30, 1998

                            Assets                                        1999              1998
                                                                       ----------       ----------
Investment property (note 2):
       Land                                                           $ 1,013,858             ----
       Buildings and improvements                                      15,225,310             ----
                                                                       ----------       ----------
                                                                       16,239,168             ----

       Less accumulated depreciation                                    8,655,278             ----
                                                                        7,583,890             ----

       Investment property held for sale                                3,400,000       17,585,000
                                                                       ----------       ----------
            Total investment property                                  10,983,890       17,585,000

Cash                                                                       21,021          227,373
Accounts receivable, less allowance for doubtful accounts                 188,579          106,023
Prepaid expenses                                                           19,100             ----
Deferred expenses, less accumulated amortization                          101,673             ----
                                                                       ----------       ----------
                                                                      $11,314,263       17,918,396
                                                                       ==========       ==========
                 Liabilities and Partners' Deficit

Liabilities:
       Mortgage notes payable (note 2)                                $13,825,996       13,500,465
       Accounts payable and accrued expenses                              465,484          263,459
       Refundable tenant deposits                                          69,327           72,976
       Deferred gain on investment property held for sale (note 1)           ----        7,200,029
       Reserve for estimated costs during the period
         of liquidation (note)                                               ----           10,000
                                                                       ----------       ----------
            Total liabilities                                          14,360,807       21,046,929

Partners' deficit                                                      (3,046,544)            ----
                                                                       ----------       ----------
            Total liabilities and partners' deficit                   $11,314,263             ----
                                                                       ==========       ----------

Net liabilities in liquidation                                                         $(3,128,533)
                                                                                        ==========

See accompanying notes to financial statements.

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

    Statements of Operations for the years ended November 30, 1999 and 1997 and Loss in Liquidation for the year ended November 30, 1998

                                                                   1999           1998           1997
                                                                 ----------      ---------      ---------
Revenues
       Rental (note 3)                                          $ 2,817,943      2,793,517      2,873,818
       Other
                                                                    432,130        494,053        532,748
                                                                 ----------      ---------      ---------
            Total revenues                                        3,250,073      3,287,570      3,406,566
                                                                 ----------      ---------      ---------
Expenses:
       Depreciation and amortization                                611,674        547,161        480,851
       Repairs and maintenance, including common
         area maintenance                                           499,533        466,870        433,263
       Real estate taxes                                            377,545        445,064        459,618
       Interest, net                                              1,101,890      1,146,496      1,130,602
       Professional fees                                            352,598        203,831        156,971
       General and administrative                                   210,751        232,710        241,728
       Utilities                                                    181,553        178,500        197,538
       Property management fees -- related parties                  101,408        176,292        180,921
       Other                                                        316,593        292,345        318,822
                                                                  ---------      ---------      ---------
            Total expenses                                        3,753,545      3,689,269      3,600,314
                                                                  ---------      ---------      ---------
            Loss before adjustment to liquidation basis            (503,472)      (401,699)      (193,748)

Adjustment to liquidation basis (note 1)                            585,461     (1,038,889)          ----
                                                                  ---------      ---------      ---------
            Net income (loss)                                   $    81,989     (1,440,588)      (193,748)
                                                                  =========      =========      =========
Net income (loss) allocation:
       General partners                                         $     1,423        (24,995)        (3,357)
       Limited partners                                              80,566     (1,415,593)      (190,391)
                                                                  ---------      ---------      ---------
                                                                     81,989     (1,440,588)      (193,748)
                                                                  =========      =========      =========
Limited partners' data:
       Net income (loss) per unit:
         Loss before adjustment to liquidation basis            $    (36.56)        (29.18)        (14.07)
         Adjustments to liquidation basis                             42.52         (75.45)          ----
                                                                  ---------      ---------      ---------
            Total                                               $      5.96        (104.63)        (14.07)
                                                                  =========      =========      =========
       Weighted average limited partnership units outstanding        13,529         13,529         13,529
                                                                  =========      =========      =========

See accompanying notes to financial statements

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.


 Statements of Partners" Deficit for the years ended November 30, 1999 and 1997 and Statements of Changes in Net Liabilities in Liquidation for the year ended
                               November 30, 1998

                                                        Limited          General
                                                        partners         partners       Total
                                                        --------         --------       -----

Balance at November 30, 1996                          $(1,201,711)      (292,486)    (1,494,197)
Net loss                                                 (190,391)        (3,357)      (193,748)
                                                       ----------       --------     ----------

Balance at November 30, 1997                           (1,392,102)      (295,843)    (1,687,945)

Net loss                                               (1,415,593)       (24,995)    (1,440,588)
                                                       ----------       --------     ----------

Balance at November 30, 1998                           (2,807,695)      (320,838)    (3,128,533)

Net income                                                 80,566          1,423         81,989
                                                       ----------       --------     ----------

Balance at November 30, 1999                          $(2,727,129)      (319,415)    (3,046,544)
                                                      ===========       ========     ==========

See accompanying notes to financial statements

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

         Statements of Cash Flows for the years ended November 30, 1999 and 1997 and Statements of Cash Flows in Liquidation
                      for the year ended November 30, 1998

                                                               1999           1998            1997
                                                               ----           ----            ----
Cash flows from operating activities:
       Net income (loss)                                   $    81,989     (1,440,588)      (193,748)
       Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating activities:
            Adjustment to liquidation basis                   (585,461)     1,038,889            ---
            Depreciation and amortization                      611,674        547,161        480,851
            Changes in accounts affecting operations:
                 Accounts receivable                           (82,556)         5,330         88,004
                 Prepaid expenses                               55,832        (47,160)        28,907
                 Deferred expenses                              47,857       (200,387)           ---
                 Accounts payable and accrued expenses         202,025       (100,886)       277,394
                 Refundable tenant deposits                     (3,649)        (7,311)        (9,108)
                                                              --------      ----------       -------
                    Net cash provided by (used in)
                      operating activities                     327,711       (204,952)       672,300

Cash flows from investing activities -- capital
  expenditures                                                (859,594)      (524,657)      (898,139)
                                                              --------       --------       --------

Cash flows from financing activities
       Principal payments on mortgage notes payable           (174,003)   (12,871,393)       (34,307)
       Proceeds from mortgage notes payable                    499,534     13,500,465        376,216
                                                               -------     ----------        -------

                    Net cash provided by financing activities  325,531        629,072        341,909
                                                               -------        -------        -------

                    Net (decrease) increase in cash           (206,352)      (100,537)       116,070

Cash, beginning of year                                        227,373        327,910        211,840
                                                               -------        -------        -------

Cash, end of year                                          $    21,021        227,373        327,910
                                                           ===========        =======        =======

Supplemental disclosure of cash flow information --
  cash paid during the year for interest                   $ 1,004,663      1,150,263      1,183,922
                                                           ===========      =========      =========

See accompanying notes to financial statements.

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

(1)   Summary of Significant Accounting Policies

      (a)   Description of Business

              Maxus Real Property Investors-Four, L.P. (formerly known as Nooney Real Property Investors-Four, L.P.) (the Partnership) is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments) which generated 76% of total revenues for the year ended November 30, 1999, and a retail shopping center (Cobblestone Court) located in Burnsville, Minnesota, a suburb of Minneapolis, which generated the remaining 24% of total revenues for the year ended November 30, 1999. On December 21, 1999, the Partnership's Certificate of Limited Partnership was amended to change the name of the Partnership to Maxus Real Property Investors-Four, L.P.

      (b)   Basis of Accounting

            On January 21, 1999, a plan to sell the Partnership's Woodhollow Apartments property and Cobblestone Court property was approved by a majority of the limited partners by proxy. The Partnership entered into sales contracts on both properties with American Spectrum Realty, Inc., an affiliate of Nooney Capital Corporation, corporate general partner of the Partnership at that time.

            As a result of the partners approval to sell the properties and liquidate the Partnership, the Partnership's financial statements as of November 30, 1998, and for the year then ended were prepared on a liquidation basis. Accordingly, assets were valued at estimated net realizable value and liabilities included estimated costs associated with carrying out the plan of liquidation. The Cobblestone sales contract provided for a net sale price of $3,100,000. Accordingly, a loss of $753,428 was recognized in 1998 to reduce the carrying value of the property to its fair value less costs to sell. The Woodhollow sales contract provided for a sale price of $14,600,000. The expected gain of $7,200,029, net of sales costs, was included as a deferred gain at November 30, 1998. Adjustments to convert to the liquidation basis of accounting in 1998 are summarized as follows:

            Writedown to net realizable value of Cobblestone                $  (753,428)
            Increase to reflect net realizable value of Woodhollow            7,200,029
            Deferral of gain on increase in net realizable value of
              Woodhollow                                                     (7,200,029)
            Write-off of deferred debt costs and prepaid expenses              (275,461)
            Estimated liabilities associated with the liquidation of the
              Partnership                                                       (10,000)
                                                                                -------
                                                                            $(1,038,889)
                                                                             ==========

                                          7                          (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

            In 1999, certain contingencies of the sale contracts were not fulfilled and the sale contracts were rendered null and void. As a result of the cancellation of the planned liquidation and the partners' intent to continue operations of the Woodhollow property, the 1999 financial statements are no longer presented on the liquidation basis of accounting. The cost of liquidation and other accruals made in 1998 when adopting the liquidation basis were reversed in 1999 as follows:

              Commission payables related to sale of Cobblestone       $300,000
              Write-off of deferred debt costs and prepaid expenses 275,461 Estimated liabilities associated with liquidation of
                the Partnership                                          10,000
                                                                         ------
                                                                       $585,461
                                                                       ========

            As discussed in note 7, the Cobblestone property is under contract to be sold in 2000.

            The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

        (c) Ownership and Management

            Prior to October 31, 1997, Nooney Capital Corp., the corporate general partner, was a 75% owned subsidiary of Nooney Company. Gregory J. Nooney, Jr., one of the individual general partners, was an officer, director and shareholder of Nooney Company. The spouse of John J. Nooney, the other individual general partner, was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $166,624 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $36,667 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

            On October 31, 1997, Nooney Company sold its 75% interest in Nooney Capital Corp. to S-P Properties, Inc., which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc. (CGS). Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership. Property management fees paid to Nooney, Inc. were $89,627, $176,292, and $14,297 for the years ended November 30, 1999, 1998, and 1997, respectively. Additionally, the Partnership paid Nooney, Inc. $0, $40,000, and $3,333 in 1999, 1998, and 1997, respectively, as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

                                        8                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.


                          Notes to Financial Statements

                           November 30, 1999 and 1998


            On June 25, 1999, a complaint was filed by Bond Purchase, L.L.C. (Bond Purchase) against the Partnership and its general partner, Nooney Capital Corp. The complaint alleged that the defendants arranged for the sale of Partnership assets at a price which was less than another entity affiliated with the plaintiff was willing to pay. The complaint further alleged that Nooney Capital Corp., as a general partner of the Partnership, filed a proxy statement relating to the sale of Partnership assets which omitted certain unspecified material facts and which otherwise failed to provide completed information to the limited partners. In addition, the complaint alleged that the defendants refused to allow the plaintiff access to the books and records of the Partnership. The complaint sought injunctive relief against the proposed sale of the Partnership assets, damages for alleged violations of the Securities Exchange Act, damages for alleged breaches of fiduciary duty, appointment of a receiver for the Partnership, and an accounting. The Partnership and the general partner moved to dismiss the complaint on various grounds, including the fact that the sale transaction did not take place. Plaintiff has dismissed its federal securities law claim and claim for injunction against the sale.

            On November 9, 1999, S-P Properties, Inc. sold all outstanding stock of Nooney Capital Corp. to Bond Purchase, L.L.C. for $177,000. In connection with the sale, Nooney Capital Corp. changed its name to Maxus Capital Corp., Nooney, Inc. terminated its management agreement with the Partnership, and the Partnership entered into a property management agreement with Maxus Properties, Inc., an affiliate of Bond Purchase. Property management fees payable to Maxus Properties, Inc. were $11,781 for 1999.

            The sale was part of a larger agreement entered into by CGS and its affiliates with Bond Purchase and certain affiliates, pursuant to which Bond Purchase and CGS agreed (i) to stipulate to the dismissal of certain lawsuits among the parties (including the complaint filed by Bond Purchase against the Partnership, (ii) to settle certain disputes between CGS and Bond Purchase, and (iii) to transfer stock and/or Partnership units in various private and publicly traded entities controlled at that time by CGS.

      (d)   Partnership Interests

            Pursuant  to the  terms of the  Partnership  Agreement,  net  income
            (loss) and cash distributions are allocated l% to the general partners and the remainder pro rata to the general and limited partners based upon the relationship of their original capital contributions.

            Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

                                        9                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

      (e)   Investment Property

            Investment property is carried at cost less accumulated depreciation. Investment property held for sale is carried at the lower of cost or fair value less cost to sell. The Partnership applies Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for
            Long-Lived Assets to be Disposed Of, for the recognition and measurement of impairment of long-lived assets to be held and used and assets to be disposed of. Management reviews each property for impairment whenever events or changes in circumstances indicate that the carrying value of a property may not be recoverable. The review of recoverability is based on an estimate of undiscounted future cash flows expected to result from its use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value of the property exceeds its estimated fair value.

            The properties are depreciated over their estimated useful lives of thirty years using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis. Depreciation is not recorded on investment property held for sale.

      (f)   Deferred Expenses

            Deferred expenses consist of financing costs and are amortized over the terms of the respective notes payable.

      (g)   Revenues

            Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases.

            Included in other revenues are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      (h)   Use of Estimates

            Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                       10                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

      (2)   Mortgage Notes Payable

            Mortgage notes payable as of November 30, 1999 and 1998 consist of the following:

                                                                               1999             1998
                                                                               ----             ----
                 Cobblestone Court Shopping Center mortgage note
                   payable in monthly principal payments of $4,697,
                   plus interest payments at LIBOR plus 2.75%
                   (8.34% at November 30, 1999), with final payment
                   of $4,494,261 due November 30, 2001, secured
                   by real property with a carrying value of $3,400,000    $ 4,555,328       4,607,000
                 Woodhollow Apartments mortgage note payable in
                   monthly principal payments of $11,121, plus interest
                   payments at LIBOR plus 2.75% (8.34% at
                   November 30, 1999), with final payment of $9,126,094
                   due November 30, 2001, secured by real property
                   with depreciated cost of $7,583,890                       9,270,668       8,893,465
                                                                             ---------      ----------
                                                                           $13,825,996      13,500,465
                                                                           ===========      ==========

            The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. The aggregate annual maturities of mortgage notes payable subsequent to November 30, 1999 are as follows: 2000, $205,641 and 2001, $13,620,355.

      (3)   Rental Revenues Under Operating Leases

            Minimum future rental revenues under noncancelable operating leases on properties other than apartment units in effect as of November 30, 1999 are as follows:

                           2000                 $327,742
                           2001                  110,140
                           2002                   67,857
                           2003                   69,638
                           2004                   59,746
                        Thereafter               186,865
                                                 -------
                           Total             $   821,988
                                             ===========
            In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $266,000, $368,000, and $387,000 for the years ended November 30,
            1999, 1998, and 1997, respectively. Contingent rentals were not significant for the years ended November 30, 1999, 1998, and 1997.

                                       11                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

      (4)   Federal Income Tax Status

            The general partners believe, based upon opinion of legal counsel, that Maxus Real Property Investors-Four, L.P. is considered a partnership for income tax purposes.

            Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' basis. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Gains and losses in connection with the write-up and write-down of investment property are not recognized for income tax purposes until the property is disposed of.

            The comparison of financial statement and income tax reporting is as follows:
                                                  Financial            Income
                                                  statement              tax
                                                -----------         -----------
            1999:
               Net income                      $    81,989             (49,413)
               Partners'  deficit               (3,046,544)         (6,677,324)
                                                ==========          ==========

            1998:
               Net loss                        $ 1,440,588            (124,725)
               Net liabilities in liquidation   (3,128,533)               ----
               Partners'  deficit                     ----          (6,627,911)
                                                ==========          ==========
            1997:
               Net loss                        $  (193,748)           (307,511)
               Partners'  deficit               (1,687,945)         (6,503,186)
                                                ==========          ==========

      (5)   Fair Value of Financial Instruments

            SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the Partnership to disclose fair value information of all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The Partnership's financial instruments, other than debt, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, and refundable security deposits. The carrying value of these assets and liabilities in the balance sheet are assumed to be at fair value.

            The Partnership's mortgage notes payable are at a variable rate, which results in a carrying value that approximates its fair value.

                                       12                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

      (6)   Segment Reporting

            During 1999, the Partnership adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which establishes standards for the way that public business enterprises report information about operating segments in financial statements, as well as related disclosures about products and services, geographic areas, and major customers.

            The accounting policies of the segments are the same as those described in note 1.

            The Partnership has two reportable operating segments--Cobblestone Court and Woodhollow Apartments. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of general and administrative expenses, unusual and extraordinary items, and interest.

                                                          1999              1998                1997
                                                          ----              ----                ----
          Revenues:
            Cobblestone Court                         $  789,371           911,124           1,036,061
            Woodhollow Apartments                      2,452,272         2,372,154           2,371,681
            Reconciling items -- corporate
              and other                                    8,430             4,292              (1,176)
                                                      ----------         ---------           ---------

                                                      $3,250,073         3,287,570           3,406,566
                                                      ==========         =========           =========

          Depreciation and amortization:
            Cobblestone Court                         $   17,522             1,240               3,265
            Woodhollow Apartments                        593,990           545,677             477,342
            Reconciling items -- corporate                   162               244                 244
              and other                               ----------         ---------             ------

                                                      $  611,674           547,161             480,851
                                                      ==========         =========             =======

          Loss before adjustment to
           liquidation basis:
            Cobblestone Court                         $ (223,819)         (215,858)           (119,986)
            Woodhollow Apartments                       (264,919)         (192,197)            (70,344)
            Reconciling items -- corporate
              and other                                  (14,734)            6,356              (3,418)
                                                      ----------         ---------            --------

                                                      $ (503,472)         (401,699)           (193,748)
                                                      ==========         =========            ========

                                       13                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998

                                                1999                  1998                    1997
                                                ----                  ----                    ----
Interest expense, net:
  Cobblestone Court                        $   368,451               378,137                 361,584
  Woodhollow Apartments                        733,495               772,126                 774,644
  Reconciling items -- interest
    income                                         (56)               (3,767)                 (5,626)
                                            -----------            ---------               ---------

                                           $ 1,101,890             1,146,496               1,130,602
                                            ==========             =========               =========

Capital expenditures
  Cobblestone Court                        $      ----                  ----                 376,218
  Woodhollow Apartments                        859,594               524,657                 521,921
                                            ----------             ---------               ---------

                                           $   859,594               524,657                 898,139
                                            ==========             =========               =========

Assets:
  Cobblestone Court                         $3,511,619             3,257,061
  Woodhollow Apartments                      7,789,732            14,520,859
  Reconciling items -- corporate
    and other                                   12,912               140,476
                                            ----------             ---------


                                           $11,314,263             17,918,396
                                           ===========             ==========

            Two major tenants occupied 35%, 35%, and 34% of Cobblestone's rentable square footage in 1999, 1998, and 1997, respectively. These tenants' leases expire in 2000 and 2001.

      (7)   Subsequent Event

            On January 28, 2000, a sales agreement was signed on the Cobblestone property that provides for a sale price of $5,100,000. The sale is subject to a due diligence period and, if completed, is expected to close by the end of the second quarter of 2000.

                                       14                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                          Notes to Financial Statements

                           November 30, 1999 and 1998


      (8)   Supplementary Quarterly Data (Unaudited)

                                                                 1999
                                        -----------------------------------------------------
                                        February 28     May 31       August 31    November 30
                                        -----------     ------       ---------    -----------

Total revenues                          $  814,662      845,093       802,586       787,732
Adjustment to liquidation basis               ----      585,461          ----          ----
Net income (loss)                          103,744      566,801      (486,947)     (101,609)
Net income (loss) per limited
       partnership unit                       7.54        41.17        (35.37)        (7.38)
                                           =======      =======       =======       =======

                                                                  1998
                                        -----------------------------------------------------
                                        February 28     May 31       August 31    November 30
                                        -----------     ------       ---------    -----------

Total revenues                          $  848,737      829,782       842,513       766,538
Adjustment to liquidation basis               ----         ----          ----    (1,038,889)
Net income (loss)                            2,371      (73,607)      (63,815)   (1,305,537)
Net income (loss) per limited
       partnership unit                       0.17        (5.35)        (4.64)       (94.81)
                                           =======      =======       =======     =========

                                                                      Schedule 1
                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                  Reconciliation of Partners' Equity (Deficit)

                  Years ended November 30, 1999, 1998 and 1997

                                                                                    Limited          General
                                                                                   partners         partners        Total
                                                                                  ------------      ---------    -----------
1999:
  Balance per statement of partners' deficit                                      $(2,727,129)      (319,415)    (3,046,544)

  Add:
       Selling commissions and other offering costs not deductible for
         income tax purposes                                                        1,732,908            ---      1,732,908
       Bad debt expense not deductible for income tax purposes                         30,837            545         31,382
       Prepaid rents included in income for income tax purposes                        69,214          1,222         70,436
       Writedown of investment property not recognized for income tax purposes      1,491,100         26,328      1,517,428
                                                                                    ---------         ------      ---------
                                                                                      596,930       (291,320)       305,610
  Less
       Excess depreciation deducted for income tax purposes                         6,779,531        190,491      6,970,022
       Rent concessions not recognized for income tax purposes                         12,688            224         12,912
                                                                                    ---------       --------      ---------

            Partners' deficit per tax return                                      $(6,195,289)      (482,035)    (6,677,324)
                                                                                  ===========       ========      =========
1998:
  Balance per statement of partners"  deficit                                     $(2,807,695)      (320,838)    (3,128,533)

  Add:
       Selling commissions and other offering costs not deductible for
         income tax purposes                                                        1,732,907            ---      1,732,907
       Adjustment to liquidation basis not deducted for income tax purposes           280,487          4,974        285,461
       Prepaid rents included in income for income tax purposes                         9,898            175         10,073
       Writedown of investment property not recognized for income tax purposes      1,785,931         31,497      1,817,428
                                                                                    ---------       --------      ---------
                                                                                    1,001,528       (284,192)       717,336
  Less
       Excess depreciation deducted for income tax purposes                         7,103,298        196,010      7,299,308
       Rent concessions not recognized for income tax purposes                          4,406             77          4,483
       Insurance premiums deducted for income tax purposes                             40,738            718         41,456
                                                                                    ---------       --------      ---------
            Partners' deficit per tax return                                      $(6,146,914)      (480,997)    (6,627,911)
                                                                                  ===========       ========      =========
1997:
  Balance per statement of partners' deficit                                      $(1,392,102)      (295,843)    (1,687,945)

  Add:
       Selling commissions and other offering costs not deductible for
         income tax purposes                                                        1,732,907            ---      1,732,907
       Prepaid rents included in income for income tax purposes                         3,985             70          4,055
       Writedown of investment property not recognized for income tax purposes      1,045,565         18,435      1,064,000
                                                                                    ---------       --------      ---------
                                                                                    1,390,355       (277,338)     1,113,017
  Less
       Excess depreciation deducted for income tax purposes                         7,395,960        201,166      7,597,126
       Rent concessions not recognized for income tax purposes                            190              2            192
       Insurance premiums deducted for income tax purposes                             18,558            327         18,885
                                                                                    ---------       --------      ---------
            Partners' deficit per tax return                                      $(6,024,353)      (478,833)    (6,503,186)
                                                                                  ===========       ========      =========
See accompanying independent auditors' reports.

                                                                      Schedule 2
                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                    Real Estate and Accumulated Depreciation

                               November 30, 1999

                                                                                   Column C
                                                            -----------------------------------------------------     Column D
                                                                           Initial cost to Partnership            ---------------
                                                            -----------------------------------------------------       Costs
                                        Column B                                  Buildings and                      capitalized
                                     --------------                                                                 subsequent to
          Column A                    Encumbrances              Land              Improvements            Total      acquisition
---------------------------------    --------------          ---------            ------------         ----------   -------------
Cobblestone Court Shopping Center
  Burnsvile, Minnesota               $   4,555,328           1,205,378             4,676,940            5,882,318      199,828(1)
Woodhollow Apartments,
  Maryland Heights, Missouri             9,270,668           1,013,858            11,651,289           12,665,147    4,149,020
                                         ---------           ---------             ---------           ----------    ---------
            Total                    $  13,825,996           2,219,236            16,328,229           18,547,465    4,348,848
                                     =============           =========            ==========           ==========    =========


                                                                                                                       Column I
                                               Column E                                                             ---------------
                                  ----------------------------------                                                 Life on which
                                          Gross amount at which           Column F     Column G        Column H     depreciation in
                                       carried at close of period       ------------  ------------     --------      latest income
                                            Buildings and               Accumulated    Date of           Date         statement is
                                    Land     Improvements    Total      depreciation  construction     acquired        computed
                                    ----     ------------    -----      ------------  ------------     --------        --------
Cobblestone Court Shopping Center
  Burnsvile, Minnesota            1,205,378   4,876,768   6,082,146(2)  2,682,146(2)     1980          02/16/82        30 years
Woodhollow Apartments,
  Maryland Heights, Missouri      1,013,858  15,225,310  16,239,168     8,655,278      1971-1972       07/28/82        30 years
                                  ---------  ----------  ----------     ---------
               Total              2,219,236  20,102,078  22,321,314    11,337,424
                                  =========  ==========  ==========    ==========

(1) Amount is net of $942,428 in writedowns to reflect the minimum recoverable value to the Partnership.
(2) Amount is shown net in the financial statements as investment property held for sale.

                                       17                            (Continued)

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.

                 Years ended November 30, 1999, 1998, and 1997

                                                           1999            1998            1997
                                                      ------------      ----------      ----------
Reconciliation of amounts in Column E:
       Balance at beginning of period                 $ 28,361,748      21,395,024      20,556,298
       Add cost of improvements                            859,594         524,657         898,139
       Less adjustment of net realizable value          (6,900,028)      6,446,601             ---
       Less cost of disposals                                  ---          (4,534)        (59,413)
                                                        ----------      ----------      ----------
       Balance at end of year                         $ 22,321,314      28,361,748      21,395,024
                                                      ============      ==========      ==========
Reconciliation of amounts in Column F:
       Balance at beginning of period                 $ 10,776,748      10,284,783       9,878,090
       Add depreciation expense                            560,676         496,499         466,106
       Less accumulated depreciation on disposals              ---          (4,534)        (59,413)
                                                        ----------      ----------      ----------
       Balance at end of year                         $ 11,337,424      10,776,748      10,284,783
                                                      ============      ==========      ==========
The aggregate cost of real estate owned for federal
       income tax purposes                            $ 23,838,742      22,979,147      22,459,024
                                                      ============      ==========      ==========

See accompanying independent auditors' reports.